UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: September 14, 2001

PRIME HOLDINGS AND INVESTMENTS, INC.

(Exact name of registrant as specified in its charter)

NEVADA	000-30477	88-0421215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8275 South Eastern Avenue, Las Vegas, Nevada 89123

(Address of Principal Executive Offices) (Zip Code)

Registrant's Telephone number, including area code: (702) 990-8800

MyTravelGuide.com, Inc.

(Former Name of Registrant)

Item 1. Changes in Control of Registrant.

On September 13, 2001, a Share Purchase Agreement (the "Agreement") was entered into between Prime Holdings and Investments, Inc. ("Prime") and S.I.T.I. S.p.A. (Societa Italiana di Telecomunicazioni Integrate), an Italian corporation ("S.I.T.I."). Under the terms of the Agreement, one hundred percent (100%) of the issued and outstanding shares of S.I.T.I. were purchased by Prime. In consideration for the S.I.T.I. shares, Prime issued 45,000,000 shares of its common stock to the following S.I.T.I. shareholders:

Shareholder Name and Address	No. of Prime Shares
Pergarex SA, Via alla Campagna no.6, 6901 Lugano, Switzerland	19,800,000
Rossi Luca, Via Castello 50, Genivolta, Italy	2,310,000
Rossi Carlos, Via Castello 50, Genivolta, Italy	2,310,000
Rossi Paolo, Via Castello 50, Genivolta, Italy	1,980,000
Sommariva Domenico, Corso Plebisciti 1, Milano, Italy	5,821,200
Goggia Iolanda, Corso Plebisciti 1, Milano, Italy	778,800
Pergarex SA, Via alla Campagna no.6, 6901 Lugano, Switzerland	12,000,000

Upon closing of the Agreement on September 14, 2001 (Closing Date) and issuance of the above listed shares, the S.I.T.I shareholders will hold 89% of the issued and outstanding shares of Prime.

Under the terms of the Agreement, S.I.T.I. has agreed not to cause or consent, either directly or indirectly through its principal shareholders, directors or officers, to any alteration in the share capitalization of Prime that would give effect to a reverse split or consolidation or in some similar manner change the equity of Prime's shareholders existing on the Closing Date, for a minimum period of twelve months after the Closing Date.

Item 2. Acquisition or Disposition of Assets.

Under the Agreement described in Item 1 above, Prime has acquired 100% of the issued and outstanding shares of S.I.T.I. S.p.A. (Societa Italiana di Telecomunicazioni Integrate), an Italian corporation, in exchange for 45,000,000 shares of Prime's common stock. Determination of the purchase price was based upon current market for the shares of each company.

Item 7. Financial Statements and Exhibits.

The financial statements required by this item will be filed as an amendment to this form no later than sixty (60) days following the filing date.

Exhibits
Exhibit No.	Title of Document	Location
2	Share Purchase Agreement	Attached
23	Consent of Counsel	To be included with amendment filing

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIME HOLDINGS AND INVESTMENTS, INC.

/s/ Robin J. Harvey

Robin J. Harvey, President

Dated: September 28, 2001